EXHIBIT 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
Republic Services, Inc. Reports
Fourth Quarter Results
•	2009 results exceed original guidance for adjusted earnings per share, free cash flow and EBITDA margins

•	Achieves annual run rate synergy savings of $150 million one year ahead of schedule

•	2010 guidance anticipates double digit earnings growth
Phoenix, AZ, February 11, 2010...Republic Services, Inc. (NYSE: RSG) today reported net income of $35.6 million, or $0.09 per diluted share, including merger-related costs and other charges as further described in this release, for the three months ended December 31, 2009, versus a loss of $(131.7) million, or $(0.55) per diluted share, for the comparable period last year. Results for the three and twelve months ended December 31, 2009 and 2008 include Allied Waste Industries, Inc. from December 5, 2008, the date on which Allied merged with Republic.
Republic’s net income for the three months ended December 31, 2009 includes a loss on extinguishment of debt, restructuring charges, costs to achieve synergies, loss on disposition of assets and impairments, net, and remediation charges. Republic’s net income for the three months ended December 31, 2008 includes restructuring charges, costs to achieve synergies, loss on disposition of assets and impairments, net, remediation charges, and the tax effect of permanent items. A detail of these costs and charges is contained in the Reconciliation of Non-GAAP Measures section of this document. Excluding these items, net income for the three months ended December 31, 2009 and 2008 would have been $126.0 million, or $0.33 per diluted share, and $58.1 million, or $0.26 per diluted share, respectively.
Earnings before interest, taxes, depreciation, amortization, depletion and accretion (EBITDA) for the three months ended December 31, 2009 was $561.6 million compared to $26.0 million for the comparable period in 2008. Excluding certain costs and charges recorded during 2009 and 2008 as previously described, adjusted EBITDA for the three months ended December 31, 2009 would have been $588.2 million, or 29.4% as a percentage of revenue, compared to $289.2 million, or 23.2% as a percentage of revenue, for the comparable 2008 period.
Revenue for the three months ended December 31, 2009 increased to $1,999.0 million compared to $1,244.4 million for the same period in 2008. This increase in revenue is attributable to our merger with Allied. Core price for the three months ended December 31, 2009 (assuming the merger with Allied had occurred on January 1, 2008) increased 2.5% and commodity pricing increased 0.7%. Offsetting this growth of 3.2% for the three months ended December 31, 2009 were decreases of 9.7% in core volume and 2.2% in fuel charges.
For the year ended December 31, 2009, net income was $495.0 million, or $1.30 per diluted share, versus $73.8 million, or $0.37 per diluted share, for the comparable period in 2008. Republic’s net income for the twelve months ended December 31, 2009 includes a loss on extinguishment of debt, restructuring charges, costs to achieve synergies, gains on disposition of assets and impairments, net, and remediation recoveries. Republic’s net income for the twelve months ended December 31, 2008 includes restructuring charges, costs to achieve synergies, loss on disposition of assets and impairments, net, remediation charges, and the tax effect of permanent items. Excluding these items, net income for the years ended December 31, 2009 and 2008 would have been $564.6 million, or $1.48 per diluted share, and $305.2 million, or $1.54 per diluted share, respectively.
EBITDA for the year ended December 31, 2009 was $2,548.3 million compared to $661.2 million for the comparable period in 2008. Excluding certain costs and charges recorded during 2009 and 2008 as previously described, adjusted EBITDA for the year ended December 31, 2009 would have been $2,509.5 million, or 30.6% as a percentage of revenue, compared to $992.4 million, or 26.9% as a percentage of revenue, for the comparable period in 2008.
Revenue for the year ended December 31, 2009 increased to $8,199.1 million compared to $3,685.1 million for the same period in 2008. This increase in revenue is attributable to our merger with Allied. Core price for the year ended December 31, 2009 (assuming the merger with Allied had occurred on January 1, 2008) increased 3.0%. Offsetting the core price growth of 3.0% for the year ended December 31, 2009 were decreases of 9.5% in core volume, 1.7% of commodity pricing and 2.5% in fuel charges.

“We are pleased to report that we have exceeded our original 2009 guidance for earnings, free cash flow and margins,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “We achieved annual run rate synergy savings of $150 million, well ahead of our plan. During 2009, we repaid $740 million of our debt. We also took advantage of the favorable interest rate environment by issuing $1.25 billion of new debt and using the proceeds to repay existing debt. Our strong operational and financial performance during 2009 has left us well positioned for future success, as evidenced by our double digit 2010 earnings growth guidance.”
Quarterly Dividend Declared
Republic Services also announced that its Board of Directors declared a regular quarterly dividend of $0.19 per share for shareholders of record on April 1, 2010. The dividend will be paid on April 15, 2010.
Fiscal Year 2010 Outlook
Our objectives for 2010 remain consistent with previous years and focus on enhancing shareholder value by increasing returns on invested capital and through the efficient use of free cash flow. We remain committed to continuing our broad-based pricing program across all lines of business to recover increasing costs and to expand our operating margins.
Our guidance is based on current economic conditions and does not assume any improvement or deterioration in the overall economy in 2010.
Specific guidance is as follows:
•	Adjusted Free Cash Flow: Adjusted free cash flow for 2010 is expected to be $700 million to $725 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, plus proceeds from the sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement related to BFI risk management companies.
•	Adjusted Earnings Per Diluted Share: We expect adjusted 2010 earnings per diluted share to be in the range of $1.63 to $1.67. Adjusted earnings per diluted share exclude restructuring charges, costs to achieve synergies and loss on extinguishment of debt.

•	Revenue: We expect 2010 revenue to decrease by approximately 0.5 to 2.0 percent. This consists of an increase of 2.0 to 2.5 percent resulting from price increases offset by a decline of 3.0 to 4.0 percent due to 2009 volume declines and divestitures, as shown below:

Increase
(Decrease)
Price	2.0 to 2.5%
Volume	(4.0) to (3.0)%
Divestitures	(1.0)%
Fuel fees	0.5%
Commodities	0.5%

Total change	(2.0) to (0.5)%

•	Property and Equipment: In 2010, we anticipate receiving $790 million of property and equipment. Purchases of property and equipment as reflected on our consolidated statement of cash flows for 2010 are expected to be $870 million and represents amounts paid during 2010 for such expenditures. The difference between property and equipment received and purchases of property and equipment is adjustments for approximately $80 million of property and equipment received during 2009 but paid for in 2010.
•	Margins: EBITDA margins for 2010 are anticipated to be approximately 31% excluding restructuring charges and costs to achieve synergies.
•	Taxes: Our provision for income taxes is expected to be 42%.
•	Merger Synergies: We expect to achieve run rate synergies of $165 to $175 million by the end of 2010.
Commenting on the Company’s performance, Donald W. Slager, President and Chief Operating Officer, said “Our field organization remains focused on revenue and cost control initiatives while providing superior service to our customers and a safe work environment for our employees. This focus, coupled with our integration efforts, provides us with the platform we need to achieve strong earnings growth in 2010.”
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States and Puerto Rico. The Company’s various operating units including collection companies, transfer stations, recycling centers and landfills are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services web site at www.republicservices.com

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA
(in millions, except per share amounts and percentages)
REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$48.0	$68.7
Accounts receivable, less allowance for doubtful accounts of $55.2 and $65.7, respectively	865.1	945.5
Prepaid expenses and other current assets	156.5	174.7
Deferred tax assets	195.3	136.8

Total current assets	1,264.9	1,325.7
Restricted cash and marketable securities	240.5	281.9
Property and equipment, net	6,657.7	6,738.2
Goodwill, net	10,667.1	10,521.5
Other intangible assets, net	500.0	564.1
Other assets	210.1	490.0

Total assets	$19,540.3	$19,921.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	592.8	564.0
Notes payable and current maturities of long-term debt	543.0	504.0
Deferred revenue	331.1	359.9
Accrued landfill and environmental costs, current portion	245.4	233.4
Accrued interest	96.2	107.7
Other accrued liabilities	740.2	796.8

Total current liabilities	2,548.7	2,565.8
Long-term debt, net of current maturities	6,419.6	7,198.5
Accrued landfill and environmental costs, net of current portion	1,383.2	1,197.1
Deferred income taxes and other long-term liabilities	1,040.5	1,239.9
Self-insurance reserves, net of current portion	302.0	234.5
Other long-term liabilities	279.2	203.1
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50.0 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750.0 shares authorized; 395.7 and 393.4 issued including shares held in treasury, respectively	4.0	3.9
Additional paid-in capital	6,316.1	6,260.1
Retained earnings	1,683.1	1,477.2
Treasury stock, at cost (14.9 shares)	(457.7)	(456.7)
Accumulated other comprehensive income (loss), net of tax	19.0	(3.1)

Total Republic Services, Inc. stockholders’ equity	7,564.5	7,281.4
Noncontrolling interests	2.6	1.1

Total stockholders’ equity	7,567.1	7,282.5

Total liabilities and stockholders’ equity	$19,540.3	$19,921.4

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue	$1,999.0	$1,244.4	$8,199.1	$3,685.1
Expenses:
Cost of operations	1,201.1	863.2	4,844.2	2,416.7
Depreciation, amortization and depletion	211.0	127.2	869.7	354.1
Accretion	21.4	10.4	88.8	23.9
Selling, general and administrative	221.7	182.7	880.4	434.7
Loss (gain) on disposition of assets and impairments, net	7.3	89.8	(137.0)	89.8
Restructuring charges	7.3	82.7	63.2	82.7

Operating income (loss)	329.2	(111.6)	1,589.8	283.2
Interest expense	(147.1)	(66.8)	(595.9)	(131.9)
Loss on extinguishment of debt	(102.3)	—	(134.1)	—
Interest income	0.3	1.7	2.0	9.6
Other income (expense), net	0.4	(0.9)	3.2	(1.6)

Income (loss) before income taxes	80.5	(177.6)	865.0	159.3
Provision (benefit) for income taxes	44.6	(46.0)	368.5	85.4

Net income (loss)	35.9	(131.6)	496.5	73.9
Less: net income attributable to noncontrolling interests	(0.3)	(0.1)	(1.5)	(0.1)

Net income (loss) attributable to Republic Services, Inc.	$35.6	$(131.7)	$495.0	$73.8

Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.09	$(0.55)	$1.30	$0.38

Weighted average common shares outstanding	380.8	239.1	379.7	196.7

Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.09	$(0.55)	$1.30	$0.37

Weighted average common and common equivalent shares outstanding	382.6	239.1	381.0	198.4

Cash dividends per common share	$0.19	$0.19	$0.76	$0.72

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2009	2008
Cash Provided by Operating Activities:
Net income	$496.5	$73.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	520.6	222.6
Landfill depletion and amortization	278.5	119.7
Amortization of intangible and other assets	70.6	11.8
Accretion	88.8	23.9
Non-cash interest expense — debt	92.1	10.1
Non-cash interest expense — other	58.1	0.5
Restructuring and synergy related charges	34.0	—
Stock-based compensation	15.0	24.0
Deferred tax benefit	(24.6)	(30.4)
Provision for doubtful accounts, net of adjustments	27.3	36.5
Excess income tax benefit from stock option exercises	(2.5)	2.8
Asset impairments	7.1	89.8
Loss on extinguishment of debt	134.1	—
Gain on disposition of assets, net	(147.1)	(1.4)
Other non-cash items	(0.1)	7.3

Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	53.1	21.1
Prepaid expenses and other assets	(11.9)	15.8
Accounts payable and accrued liabilities	(121.0)	(198.2)
Restructuring and synergy related expenditures	(66.5)	—
Capping, closure and post-closure expenditures	(100.9)	(27.9)
Remediation expenditures	(56.2)	(43.3)
Other liabilities	51.5	153.6

Cash Provided by Operating Activities	1,396.5	512.2

Cash Used in Investing Activities:
Purchases of property and equipment	(826.3)	(386.9)
Proceeds from sales of property and equipment	31.8	8.2
Cash used in acquisitions, net of cash acquired	(0.1)	(553.8)
Cash proceeds from divestitures, net of cash divested	511.1	3.3
Change in restricted cash and marketable securities	41.6	(5.3)
Other	(0.6)	(0.2)

Cash Used in Investing Activities	(242.5)	(934.7)

Cash (Used in) Provided by Financing Activities:
Proceeds from notes payable and long-term debt	1,472.6	1,453.4
Proceeds from issuance of senior notes, net of discount	1,245.4	—
Payments of notes payable and long-term debt	(3,583.9)	(740.6)
Premiums paid on extinguishment of debt	(47.3)	—
Fees paid to issue and retire senior notes and certain hedging relationships	(14.3)	—
Issuances of common stock	39.6	24.6
Excess income tax benefit from stock option exercises	2.5	4.5
Payments of deferred stock units	—	(4.0)
Equity issuance costs	—	(1.8)
Purchases of common stock for treasury	(1.0)	(138.4)
Cash dividends paid	(288.3)	(128.3)

Cash (Used in) Provided by Financing Activities	(1,174.7)	469.4

(Decrease) Increase in Cash and Cash Equivalents	(20.7)	46.9
Cash and Cash Equivalents at Beginning of Period	68.7	21.8

Cash and Cash Equivalents at End of Period	$48.0	$68.7

The following information should be read in conjunction with our audited consolidated financial statements and notes thereto appearing in our Form 10-K as of and for the year ended December 31, 2008 and 2009 when filed and our current report on Form 8-K filed June 5, 2009. It should also be read in conjunction with our unaudited consolidated financial statements and notes thereto appearing in our Form 10-Q as of and for the nine months ended September 30, 2009. All amounts below are in millions, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and twelve months ended December 31, 2009 and 2008:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Collection:
Residential	$542.4	$332.6	$2,187.0	$966.0
Commercial	626.6	398.9	2,553.4	1,161.4
Industrial	368.0	235.1	1,541.4	711.4
Other	6.8	7.0	26.9	23.2

Total collection	1,543.8	973.6	6,308.7	2,862.0

Transfer and disposal	738.6	456.8	3,113.5	1,343.4
Less: Intercompany	(372.8)	(228.3)	(1,564.1)	(683.5)

Transfer and disposal, net	365.8	228.5	1,549.4	659.9

Other	89.4	42.3	341.0	163.2

Total revenue	$1,999.0	$1,244.4	$8,199.1	$3,685.1

The following table summarizes our adjusted revenue for the three and twelve months ended December 31, 2009 and 2008 which assumes our merger with Allied occurred on January 1, 2008:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Republic Services, Inc.	$1,999.0	$1,244.4	$8,199.1	$3,685.1
Allied Waste Industries, Inc.	—	1,004.4	—	5,677.1

	1,999.0	2,248.8	8,199.1	9,362.2

Less: Divestitures	—	(56.1)	(9.0)	(160.6)
Less: Intercompany revenue	—	(3.1)	—	(25.2)

Adjusted revenue	$1,999.0	$2,189.6	$8,190.1	$9,176.4

Adjusted revenue is used to calculate internal growth for the three and twelve months ended December 31, 2009. Intercompany revenue relates to prior year transactions between Republic and Allied that would have been eliminated if the companies had merged on January 1, 2008.
The following table reflects changes in our core adjusted revenue for the three and twelve months ended December 31, 2009 and 2008. For comparative purposes, we have presented the components of our revenue changes for the three and twelve months ended December 31, 2009 assuming our merger with Allied occurred on January 1, 2008. Our presentation also eliminates revenue associated with divested assets in the quarter the assets were sold and the comparable quarter in the prior year.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Core price	2.5%	4.8%	3.0%	4.4%
Fuel surcharges	(2.2)	1.1	(2.5)	1.8
Commodities	0.7	(1.3)	(1.7)	0.1

Total price	1.0	4.6	(1.2)	6.3

Core volume	(9.7)	(6.6)	(9.5)	(3.8)

Total internal growth	(8.7)%	(2.0)%	(10.7)%	2.5%

Certain prior year amounts have been reclassified to conform to the current year’s presentation.
We believe that the presentation of adjusted revenue and changes in adjusted revenue above provides useful information to investors because it allows investors to understand increases or decreases in our revenue that are driven by changes in the operations of the newly combined company, and not merely by the addition of Allied’s revenues for periods after the merger. This information has been prepared for illustrative purposes and is not intended to be indicative of the revenue that would have been realized had the merger been consummated at the beginning of the periods presented or the future results of the combined operations.
MERGER WITH ALLIED
We completed our acquisition of Allied effective December 5, 2008. In accordance with the purchase method of accounting, the purchase price paid was allocated to assets and liabilities acquired based upon their estimated fair values as of the effective date of the merger, with the excess of the purchase price over the net assets acquired being recorded as goodwill. Future adjustments, if any, made to assets and liabilities acquired will be recorded in the consolidated statement of income.
The following table summarizes our revenue, costs and expenses for the three and twelve months ended December 31, 2008 assuming the merger with Allied occurred on January 1, 2008:

	Three Months Ended			Year Ended
	December 31, 2008			December 31, 2008
	Allied	Republic	Total	Allied	Republic	Total
Revenue	$1,004.4	$1,244.4	$2,248.8	$5,677.1	$3,685.1	$9,362.2
Cost of operations	594.5	863.2	1,457.7	3,463.3	2,416.7	5,880.0

Gross profit	409.9	381.2	791.1	2,213.8	1,268.4	3,482.2

Depreciation, amortization, depletion, and accretion	94.0	137.6	231.6	548.6	378.0	926.6
Selling, general and administrative	113.5	182.7	296.2	555.7	434.7	990.4
Loss on disposition of assets and merger related costs	61.3	172.5	233.8	106.3	172.5	278.8

Operating income (loss)	$141.1	$(111.6)	$29.5	$1,003.2	$283.2	$1,286.4

We believe that the presentation of revenue and expenses above provides useful information to investors because it allows investors to understand increases or decreases in our revenue and expenses that are driven by changes in the operations of the newly combined company, and not merely by the addition of Allied’s revenues and expenses for periods after the merger. This information has been prepared for illustrative purposes and is not intended to be indicative of the results of operations that would have actually occurred had the acquisition been consummated at the beginning of the periods presented or the future results of the combined operations.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
Earnings before Interest, Taxes, Depreciation, Depletion, Amortization and Accretion
Earnings before interest, taxes, depreciation, depletion, amortization and accretion (EBITDA), which is not a measure determined in accordance with GAAP, for the three and twelve months ended December 31, 2009 and 2008 is calculated as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss) attributable to Republic Services, Inc.	$35.6	$(131.7)	$495.0	$73.8
Net income attributable to noncontrolling interest	0.3	0.1	1.5	0.1
Provision (benefit) for income taxes	44.6	(46.0)	368.5	85.4
Other (income) expense, net	(0.4)	0.9	(3.2)	1.6
Interest income	(0.3)	(1.7)	(2.0)	(9.6)
Loss on extinguishment of debt	102.3	—	134.1	—
Interest expense	147.1	66.8	595.9	131.9
Depreciation, amortization and depletion	211.0	127.2	869.7	354.1
Accretion	21.4	10.4	88.8	23.9

EBITDA	$561.6	$26.0	$2,548.3	$661.2

We believe that the presentation of EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash costs. EBITDA demonstrates our ability to execute our financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
We reported diluted earnings per share were $0.09 and $(0.55) for the three months ended December 31, 2009 and 2008, respectively, and $1.30 and $0.37 for the twelve months ended December 31, 2009 and 2008, respectively. During the three and twelve months ended December 31, 2009 and 2008, we recorded a number of gains, charges (recoveries) and other expenses that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc., (Net Income – Republic) and diluted earnings per share. These items primarily consist of the following:

	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008
			Net	Diluted		Pre-tax	Net Income	Diluted
		Pre-tax	Income -	Earnings		Income	(Loss) -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	(Loss)	Republic	per Share
As reported	$561.6	$80.5	$35.6	$0.09	$26.0	$(177.6)	$(131.7)	$(0.55)
Loss on extinguishment of debt	—	102.3	63.7	0.17	—	—	—	—
Restructuring charges	7.3	7.3	4.5	0.01	82.7	82.7	49.9	0.21
Costs to achieve synergies	9.9	9.9	6.1	0.02	2.9	2.9	1.7	0.01
Loss on disposition of assets and impairments, net	7.3	7.3	14.8	0.04	89.8	89.8	54.1	0.23
Remediation charges	2.1	2.1	1.3	—	87.8	87.8	53.0	0.22
Tax effect of permanent items	—	—	—	—	—	—	31.1	0.14

Adjusted	$588.2	$209.4	$126.0	$0.33	$289.2	$85.6	$58.1	$0.26

	Year Ended December 31, 2009				Year Ended December 31, 2008
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,548.3	$865.0	$495.0	$1.30	$661.2	$159.3	$73.8	$0.37
Loss on extinguishment of debt	—	134.1	83.3	0.22	—	—	—	—
Restructuring charges	63.2	63.2	38.6	0.10	82.7	82.7	49.9	0.25
Costs to achieve synergies	41.8	41.8	25.6	0.06	2.9	2.9	1.7	0.01
(Gain) loss on disposition of assets and impairments, net	(137.0)	(137.0)	(73.8)	(0.19)	89.8	89.8	54.1	0.27
Remediation (recoveries) charges	(6.8)	(6.8)	(4.1)	(0.01)	155.8	156.8	94.6	0.48
Tax effect of permanent items	—	—	—	—	—	—	31.1	0.16

Adjusted	$2,509.5	$960.3	$564.6	$1.48	$992.4	$491.5	$305.2	$1.54

We believe that the presentation of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share, which are not measures determined in accordance with GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Cash Flow
We define free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows. Our free cash flow for the three and twelve months ended December 31, 2009 and 2008 is calculated as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash provided by operating activities	$384.1	$38.0	$1,396.5	$512.2
Purchases of property and equipment	(283.8)	(122.8)	(826.3)	(386.9)
Proceeds from sales of property and equipment	9.0	2.4	31.8	8.2

Free cash flow	$109.3	$(82.4)	$602.0	$133.5

Purchases of property and equipment as reflected on our consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Purchases of property and equipment per the consolidated statements of cash flows	$283.8	$122.8	$826.3	$386.9
Adjustments for property and equipment received during the prior period but paid for in the following period, net	77.8	11.5	36.3	(14.9)

Property and equipment received during the period	$361.6	$134.3	$862.6	$372.0

The adjustments noted above do not affect either our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
We define adjusted free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement related to BFI risk management companies, plus divesture related tax payments. Our adjusted free cash flow for the twelve months ended December 31, 2009 is calculated as follows:

Year
Ended
December 31,
2009
Cash provided by operating activities	$1,396.5
Property and equipment received	(862.6)
Proceeds from sales of property and equipment	31.8
Merger related expenditures, net of tax	75.4
Divestiture related tax payments	105.0

Adjusted free cash flow	$746.1

We believe that the presentation of adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement related to BFI risk management companies, plus divesture related tax payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
As of December 31, 2009, accounts receivable was $865.1 million, net of allowance for doubtful accounts of $55.2 million, resulting in days sales outstanding of approximately 39 (or 24 net of deferred revenue).
CASH DIVIDENDS
In October 2009, we paid a cash dividend of $72.2 million to stockholders of record as of October 1, 2009. As of December 31, 2009, we recorded a dividend payable of $72.4 million to stockholders of record at the close of business on January 4, 2010, which has been paid. In February 2010, our Board of Directors declared a regular quarterly dividend of $0.19 per share payable to stockholders of record as of April 1, 2010, which will be paid on April 15, 2010.
2010 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ended December 31, 2010 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2009 excluding loss on extinguishment of debt, restructuring charges and costs to achieve synergies, gain on the disposition of assets and impairments (net) and remediation recoveries:

	(Anticipated)	(Actual)
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2010	2009
Diluted earnings per share	$1.48 - 1.52	$1.30
Loss on extinguishment of debt	0.08	0.22
Restructuring charges and cost to achieve synergies	0.07	0.16
Gain on disposition of assets and impairments, net	—	(0.19)
Remediation recoveries	—	(0.01)

Adjusted diluted earnings per share	$1.63 - 1.67	$1.48

We believe that the presentation of adjusted diluted earnings per share, which excludes loss on extinguishment of debt, restructuring charges and costs to achieve synergies, gains on the disposition of assets and impairments (net) and remediation recoveries provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations when the integration process is complete. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
We define adjusted free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement related to BFI risk management companies, plus divestiture related tax payments. Our anticipated adjusted free cash flow for the year ended December 31, 2010 and our actual adjusted free cash flow for the year ended December 31, 2009 are calculated as follows:

	(Anticipated)	(Actual)
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2010	2009
Cash provided by operating activities	$1,340 - 1,365	$1,396.5
Property and equipment received	(790)	(862.6)
Proceeds from sales of property and equipment	15	31.8
Merger related expenditures, net of tax	10	75.4
Tax settlement related to BFI risk management companies	125	—
Divestiture related tax payments	—	105.0

Adjusted free cash flow	$700-725	$746.1

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	(Anticipated)	(Actual)
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2010	2009
Purchases (cash payment) of property and equipment per the consolidated statements of cash flows	$870	$826.3
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(80)	36.3

Property and equipment received during the period	$790	$862.6

We believe that the presentation of adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax, plus tax settlement related to BFI risk management companies, plus divestiture related tax payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information included herein constitute forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “could” and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of the merger, our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:
•	our ability to successfully integrate Allied’s and Republic’s operations and to achieve synergies or create long-term value for stockholders as expected, including the possibility that we will experience significant and unexpected transaction- and integration-related costs;

•	the impact on us of our substantial post-merger indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements and the fact that any downgrade in our bond ratings could adversely impact us;

•	general economic and market conditions including, but not limited to, the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control, and our exposure to credit and counterparty risk;

•	whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	the fact that price increases or changes in commodity prices may not be adequate to offset the impact of increased costs, including but not limited to labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•	our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	the fact that our business is capital intensive and may consume cash in excess of cash flow from operations;

•	that any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and any future legal proceedings, including our matters currently pending with the Department of Justice and Internal Revenue Service;

•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•	any litigation, audits or investigations brought by or before any governmental body;

•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	acts of war, riots or terrorism, including the events taking place in the Middle East and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and

•	the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.
The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and 2009 when filed, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.